Secretary’s Certificate

The undersigned, Shelby E. Sherard, being the duly elected, qualified and acting Chief Financial Officer and Corporate Secretary of Fidus Investment Corporation, a Maryland corporation (the “Company”) and Fidus Mezzanine Capital, L.P., a Delaware limited partnership (the “Fund”), does hereby certify that:

1. By the affirmative vote of a majority of the directors of the Company and a majority of the directors of the Fund, including a majority of such directors who are not “interested persons” (as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Company or the Fund, the following resolutions were adopted at a meeting duly called and held on June 4, 2014:

WHEREAS, the Board has reviewed the renewal of the joint Financial Institutions Bond, issued by Axis Insurance Company (the “Fidelity Bond”) naming the Company and the Fund as joint insureds; and

WHEREAS, the Board has considered, among other things: (i) the required amount of fidelity bond coverage for a joint insured bond under the 1940 Act; (ii) the form and amount of fidelity bond coverage in light of the securities and funds of the Company; (iii) the type and terms of the arrangements made for the custody of such securities and funds; (iv) the number of the insured parties; (v) the nature of securities and other investments to be held by the Company; (vi) the amount of premium for the Fidelity Bond allocable to each of the Company and the Fund; and (vii) the comparative amount that each of the Company and the Fund would have had to pay if it had provided and maintained a single insured bond.

NOW, THEREFORE, BE IT RESOLVED, that the Board, including all of the Independent Directors, hereby determines that the Fidelity Bond is reasonable in form and amount;

FURTHER RESOLVED, that the Chief Executive Officer, Chief Financial Officer and Chief Compliance Officer of the Company and the Fund (the “Authorized Officers”) be, and each hereby is, authorized to enter into the Fidelity Bond for the Company and the Fund;

FURTHER RESOLVED, that any and all previous actions taken by the Authorized Officers, principals or agents of the Company and the Fund in connection with the Fidelity Bond be, and they hereby are, approved and ratified as duly authorized actions of the Company and the Fund; and

FURTHER RESOLVED, that the Authorized Officers of the Company and the Fund be, and each of them hereby is, authorized and directed, for and on behalf of the Company or the Fund, as appropriate, to file the Fidelity Bond with the Securities and Exchange Commission (the “SEC”) and to make any other filings with the SEC as shall be required under Rule 17g-1(g) under the 1940 Act.

2. Premiums due under the Fidelity Bond have been paid for the period June 21, 2014 to June 21, 2015.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed this 30th day of June, 2014.

/s/ Shelby E. Sherard
Shelby E. Sherard
Chief Financial Officer and Corporate Secretary